As filed with the Securities and Exchange Commission on April 28, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUICKLOGIC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware		77-0188504
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
2220 Lundy Avenue San Jose, CA 95131 (408) 990-4000
(Address, including zip code, of Registrant’s principal executive offices)

2019 STOCK PLAN

2009 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Suping (Sue) Cheung

Chief Financial Officer

QuickLogic Corporation

2220 Lundy Avenue, San Jose, California 95131

(408) 990-4000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(4)
Common Stock, par value $0.001 per share	550,000 (2)	$3.09	$1,699,500	$220.60
Common Stock, par value $0.001 per share	407,142(3)	$3.09	$1,258,069	$163.30
Total:	957,142		$2,957,569	$383.90

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Quicklogic Corporation (the “Registrant”) that may become issuable under our 2019 Stock Plan (the “2019 Stock Plan”) and 2009 Employee Stock Purchase Plan (the “2009 ESPP”) in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)	Represents shares of Common Stock that were added to the shares reserved for issuance under the Registrant’s 2019 Stock Plan.
(3)

Represents the sum of (i) 300,000 shares of Common Stock that were added to the shares reserved for issuance under the Registrant’s 2009 ESPP as approved at Registrant’s Annual Meeting of Stockholders on April 22, 2020, and (ii) 107,142 shares of Common Stock, after giving effect to the 1-for-14 reverse stock split that became effective on December 23, 2019, that were added to the shares reserved for issuance under the Registrant’s 2009 ESPP as approved at Registrant’s Annual Meeting of Stockholders on April 26, 2017.

(4)

Determined solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on $3.09, which is the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Capital Market on April 22, 2020.

EXPLANATORY NOTE

QuickLogic Corporation, a Delaware corporation (the “Registrant”) is filing this Registration Statement to register (x) an additional 550,000 shares of its common stock, par value $0.001 per share (“Common Stock”), that may be issued under the Registrant’s 2019 Stock Plan (the “2019 Stock Plan”), which Common Stock is in addition to the shares of Common Stock registered on the Registrant’s Form S-8 filed on May 29, 2019 (File No. 333-31806), and (y) an additional 407,142 shares of Common Stock for issuance under the Registrant’s 2009 Employee Stock Purchase Plan (the “2009 ESPP”), which Common Stock is in addition to the shares of Common Stock registered on the Registrant’s Form S-8 filed on November 16, 2015 (File No. 333-208060) and May 27, 2009 (File No. 333-159498).  The Registrant’s stockholders approved certain amendments to the 2019 Stock Plan and the 2009 ESPP, including increasing the reservation of aforementioned additional shares, at Registrant’s Annual Meeting of Stockholders on April 22, 2020 and April 26, 2017.

With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents and information previously filed with the Commission by QuickLogic Corporation (the “Registrant”) are incorporated by reference herein:

1.     Annual Report on Form 10-K for the fiscal year ended December 29, 2019, filed with the SEC on March 13, 2020;

2.     Current Reports on Form 8-K, filed with the Commission on January 13, 2020, January 28, 2020 and April 24, 2020 (to the extent such reports are filed, not furnished); and

3.     The description of the common stock of the Registrant contained in Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), on October 12, 1999, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s bylaws provide that the Registrant will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by Delaware General Corporation Law. The Registrant’s bylaws allow the Registrant to purchase insurance for any person whom the Registrant is required or permitted to indemnify. The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

The Registrant has entered into agreements with its directors and executive officers regarding indemnification. Under these agreements, the Registrant will indemnify them against amounts actually and reasonably incurred in connection with an actual, or a threatened, proceeding if any of them may be made a party because of their role as one of the Registrant’s directors or officers. The Registrant is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Registrant’s best interests. With respect to any criminal proceeding, the Registrant is obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

In addition, the Registrant’s certificate of incorporation provides that to the fullest extent permitted under Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate a director’s duty of care. Each director will continue to be subject to liability for:

•      breach of the director’s duty of loyalty to the Registrant,

•      acts or omissions not in good faith or involving intentional misconduct or knowing violations of law,

•      acts or omissions that the director believes to be contrary to the Registrant’s best interests or the Registrant’s stockholders,

•      any transaction from which the director derived an improper personal benefit, and

•      for improper distributions to stockholders and loans to directors and officers.

This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of Registrant (1)
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Registrant(2)
4.2	Amended and Restated Bylaws of Registrant(3)
4.3	QuickLogic Corporation 2019 Stock Plan, as amended(4)
4.4	QuickLogic Corporation 2009 Employee Stock Purchase Plan, as amended(5)
5.1*	Opinion of Jones Day
23.1*	Consent of Independent Registered Public Accounting Firm – Moss Adams LLP
23.3	Consent of Jones Day (included in Exhibit 5.1 above)
24.1	Power of Attorney (included on the signature page)

* Filed herewith.

(1)	Incorporated by reference to the Registrant’s Form 8-K (Item 3.1) as filed with the Commission on April 28, 2017
(2)	Incorporated by reference to the Registrant’s Form 8-K (Item 3.2) as filed with the Commission on December 23, 2019.
(3)	Incorporated by reference to the Registrant’s Form 8-K (Item 3.2) as filed with the Commission on on May 2, 2005.
(4)	Incorporated by reference to the Registrant’s Current Report on Registrant’s Form 8-K (Exhibit 10.2) as filed with the Commission on April 24, 2020.
(5)	Incorporated by reference to the Registrant’s Current Report on Registrant’s Form 8-K (Exhibit 10.1) as filed with the Commission on April 24, 2020.

Item 9. Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, QuickLogic Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, April 28, 2020.

QUICKLOGIC CORPORATION

By:	/s/ Brian C. Faith
Brian C. Faith
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian C. Faith and Suping (Sue) Cheung and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to any and all amendments to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN C. FAITH	President and Chief Executive Officer; Director	April 28, 2020
Brian C. Faith	(Principal Executive Officer)

/s/ SUPING (SUE) CHEUNG	Vice President, Finance and Chief Financial Officer	April 28, 2020
Suping (Sue) Cheung	(Principal Financial Officer and Principal Accounting Officer)

/s/ MICHAEL R. FARESE	Chairman of the Board	April 28, 2020
Michael R. Farese

/s/ ANDREW J. PEASE	Director	April 28, 2020
Andrew J. Pease

/s/ ARTURO KRUEGER	Director	April 28, 2020
Arturo Krueger

/s/ CHRISTINE RUSSELL	Director	April 28, 2020
Christine Russell

/s/ GARY H. TAUSS	Director	April 28, 2020
Gary H. Tauss

/s/ DANIEL A. RABINOVITSJ	Director	April 28, 2020
Daniel A. Rabinovitsj